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                                                                   EXHIBIT 10.14

                                   AGREEMENT


     This Agreement ("Agreement"), dated as of December 31, 1997, is by and between North American Technologies Group, Inc., a Delaware corporation ("NATK"), and David M. Daniels, an individual ("Daniels").


     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. TERMINATION OF EMPLOYMENT AGREEMENT AND RELATED MATTERS. At the Closing (as defined below):

     (a) Daniels and NATK shall execute and deliver to each other that certain Termination and Release Agreement, in the form of Exhibit A, attached hereto and made a part hereof ("Release"); and


     (b) NATK agrees to pay to Daniels the amount of $30,000 (the "Initial Cash Payment"), such amount to be paid by the issuance of a check drawn from the accounts of NATK at the Closing and immediately delivered to Daniels at the Closing; provided, however, that upon the execution of this Agreement, NATK agrees to advance to Daniels $5,000 (without employer withholding) of such $30,000 amount, and in the event the Closing does not occur on or before January 16, 1998, Daniels agrees to repay such $5,000 in full on or before February 28, 1998; and


     (c) NATK agrees that it shall pay to Daniels twenty-five (25) consecutive payments, each such payment to be equal to $2,400 (an aggregate of $60,000), and such payments to be paid in accordance with the customary payroll practices of NATK, and in no event less than twice per month, the first such payment to be due and payable on January 23, 1998; and

     (d) NATK agrees to continue its health and dental insurance coverage for Daniels during the calendar year 1998 as in effect from time to time during such period for all its employees; and

     (e) NATK shall transfer and convey to Daniels title to a certain computer notebook that he has been using in connection with his employment with NATK and/or its subsidiaries; and

     (f) Daniels shall resign in writing as a director of NATK; and


     (g) all of Daniels' current options to purchase 200,000 shares of common stock, par value $0.001 per share, of NATK (the "200,000 Option Shares") that are subject of Section 1 of that certain Stock Option Agreement, dated as of February 7, 1995, by and between the parties hereto, as the same may have been amended or modified from time to time before the date hereof (the "200,000 Stock Option Agreement"), and all additional options to purchase an additional 300,000 shares of common stock, par value $0.001 per share, of NATK (the "300,000 Option Shares;"
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together with the 200,000 Option Shares, the "Daniels Option Shares"), shall be deemed fully vested and exercisable in full as of the Closing. In addition, the option exercise price of the 300,000 Option Shares shall be decreased, at or before the Closing, from $1.25 to $0.75 per share. At the Closing, NATK agrees to deliver to Daniels one or more written instruments reasonably satisfactory to the parties evidencing the provisions of this clause (g) (the "Stock Option Amendments Document"); and


     (h) Daniels shall be released, without further liability, from, and shall have no further rights under, that certain Stockholders' Agreement, dated as of April 5, 1996, by and among NATK, certain parties (including without limitation Daniels) defined therein as the Management Stockholders and certain other parties defined therein as the Investors, as amended and/or modified by Amendments No. 1 and No. 2 thereto (as so amended and/or modified, the "Stockholders' Agreement"), and neither any shares of capital stock of NATK currently owned by Daniels, any of the Daniels Option Shares, nor the options relating to any of the Daniels Option Shares shall remain subject to the provisions of the Stockholders' Agreement, such release and other terms described in this sentence to be evidenced by a writing (the "Stockholders' Agreement Release") in form and substance reasonably satisfactory to the parties hereto. In connection therewith, promptly after the Closing, with respect to any certificates representing shares of common stock of NATK already issued in Daniels' name that contain a legend, if any, relating to the Stockholders' Agreement, NATK agrees to cause such restrictive legend to be removed from those certificates and to cause certificates representing such shares to be reissued to Daniels free of such restrictive legend, such reissuance to occur within 15 days of the date Daniels delivers to NATK his certificates containing such a legend.

     The obligations of each party hereto to consummate the transactions contemplated by this Section shall be conditioned upon (i) a valid action of the Board of Directors of NATK approving of the transactions contemplated by clauses
(g) and (h) of this Section; and (ii) written approval of the transactions contemplated by clause (h) of this Section by the appropriate parties to the Stockholders' Agreement.

     2. THE CLOSING. The closing ("Closing") of the transactions contemplated by Section 1 hereof shall occur at 11:00 a.m., on January 16, 1998, at the principle executive offices of NATK, or at such other time and place as shall be reasonably agreed to by the parties hereto; provided, however, that the parties hereto agree to use reasonable efforts to cause the Closing to occur within two
(2) business days of the date that both the conditions described in the last sentence of Section 1 have been fulfilled. At the Closing, (a) each of Daniels and NATK shall execute and deliver to each other the Release, (b) NATK shall deliver to Daniels a check in the amount of $30,000, less the $5,000 advance referred to in Section 1(b), and less all applicable employer withholdings, such amount representing the remaining unadvanced portion of the Initial Cash Payment, drawn from the accounts of NATK, (c) NATK shall execute and deliver to Daniels a bill of sale conveying to Daniels title ("AS IS WHERE IS", with no other representations or warranties) in and to the notebook computer referred to in Section 1(e), (d) Daniels agrees to deliver to NATK a list setting out the names, telephone numbers, addresses and other related information that he has recorded or stored,

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whether in written form or in computer file or program form, relating to each person or party he has been in contact with during his tenure with NATK and/or any of its subsidiaries, such information to be provided, at the option of NATK, in both hard copy and in computer file or program format. Daniels hereby represents, warrants, covenants and agrees that he has not destroyed, deleted or otherwise made unavailable to NATK, on or prior to the date of this Agreement, and will not destroy, delete or otherwise make unavailable to NATK, prior to the delivery of all of the same to NATK, any of the information described in the immediately preceding sentence, (e) Daniels shall deliver to NATK his written resignation as a director of NATK, (f) NATK shall execute and deliver to Daniels the Stock Option Amendments Document, and (g) NATK and Daniels shall deliver to each other the Stockholders' Agreement Release, which shall have been executed by the other appropriate parties thereto.

     3. DANIELS' COVENANTS. From the date hereof and continuing until January 1, 2002, Daniels agrees that he shall not, without the prior written consent of NATK, and except pursuant to and consistent with the order of any court, legislative body or regulatory agency:

     (a) engage directly or indirectly (including, by way of example only, as a principal, partner, venturer, employee or agent), nor have any direct or indirect interest, in (i) any business which competes with NATK or any of its subsidiaries in any material way or (ii) the business formerly conducted by a subsidiary of NATK formerly known as Industrial Pipe Fittings, Inc., a Texas corporation ("IPF"), in any material way (provided, however, that the provisions of this clause (a) shall not apply to any investment by Daniels in the stock of a publicly-traded corporation, provided such investment constitutes less than one percent (1%) of such corporation's cumulative voting shares);

     (b) disclose, communicate or deliver in any manner (including without limitation any oral disclosure or communication or any written or computer generated information) to any person or party, either directly or indirectly, any information regarding NATK's or its past or current subsidiaries' business, actions, omissions, inactions (including without limitation any actions, omissions or inactions involving any past or current director, officer, employee, agent or Board of Directors of NATK or any of its subsidiaries), customers, results of operations, business practices, financial condition, strategies or operations, including without limitation disclosing or communicating any comment, opinion, evaluation or advice regarding any of the same;

     (c) in any capacity bring any claim or legal action against or involving, or assist, directly or indirectly (including without limitation, acting as an advisor or witness), any other party in bringing any claim or legal action against or involving, NATK, its subsidiaries or any of the past or current directors, officers, employees, agents or consultants relating to any matter involving NATK's or its past or current subsidiaries' business, actions, omissions, inactions (including without limitation any action, omissions or inactions involving any past or current director, officer, employee, agent or Board of Directors of NATK or any of its subsidiaries); provided, however, that nothing in this clause (c) shall act so as to prevent Daniels from enforcing his rights under this Agreement or the Release; provided further, that in enforcing any such

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 rights, Daniels agrees to abide by the provisions of this clause (c) to the maximum extent possible.

     (d) Daniels acknowledges and agree that irreparable injury and damage will result to NATK in the event he fails or refuses to comply with any of the provisions of this Section in accordance with its specific terms. It is accordingly agreed that in addition to any other remedy to which NATK may be entitled at law or in equity, NATK shall be entitled to an injunction or injunctions to prevent the breach of this Agreement and specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction. In addition, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by NATK shall not constitute a waiver of the right to pursue other available remedies.

     Notwithstanding anything in this Section to the contrary, Daniels shall not be bound by the provisions of this Section in the event the Closing does not occur on or before January 16, 1997, as a result of the failure to occur of the conditions to the Closing, or the failure of NATK to consummate the transactions contemplated to occur at the Closing for any reason other than Daniels' failure to consummate such transactions; provided, however, that Daniels shall continue to be bound by the provisions of this Section in any such event until he repays the $5,000 advance referred to in Section 1(b) hereof.

     4.  MISCELLANEOUS.


     (a) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses whether or not the transactions contemplated hereby are consummated.


     (b) Entire Agreement; Assignment. This Agreement, including all exhibits and Schedules hereto, (i) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and (ii) shall not be assigned by operation of law or otherwise without the express prior written consent of the other party hereto, which consent shall not be unreasonably withheld.


     (c) Headings. The descriptive headings of the sections, subsections, exhibits and schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) Counterparts. This Agreement may be executed in counterparts, both of which shall be deemed to be an original, and all of which together shall be deemed to

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be one and the same instrument.

     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     (F) COURTS IN HARRIS COUNTY, TEXAS TO HAVE EXCLUSIVE JURISDICTION. THE PARTIES AGREE THAT THE FEDERAL AND STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER AN ACTION BROUGHT TO ENFORCE THE RIGHTS AND OBLIGATIONS CREATED IN OR ARISING FROM THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SAID COURTS. NOTWITHSTANDING THE ABOVE, APPLICATION MAY BE MADE BY A PARTY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER SITUATED FOR ENFORCEMENT OF ANY JUDGMENT AND THE ENTRY OF WHATEVER ORDERS ARE NECESSARY FOR SUCH ENFORCEMENT.

     (g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (h) Employer Withholdings. To the extent required by law, NATK shall have the right to withhold from any payments due Daniels under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law, provided, however, that any such withholdings and deductions relating to the $5,000 advance referred to in Section 1(b) hereof shall be withheld or deducted at the time of the payment of the Initial Cash Payment at the Closing.


     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement effective as of the date first above written.

NATK:      NORTH AMERICAN TECHNOLOGIES GROUP, INC.

           By:/s/ Tim B. Tarrillion
              ---------------------
              Tim B. Tarrillion
              As its Authorized President


Daniels:   DAVID M. DANIELS

           /s/ David M. Daniels
           ------------------------

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